Exhibit (d)(1)(e)

ADDENDUM TO ADVISORY AGREEMENT

     The Advisory Agreement made the 13th day of June, 2001 between PACIFIC FUNDS (the “Trust”), a Delaware statutory trust, and PACIFIC LIFE INSURANCE COMPANY (the “Adviser”), a corporation organized under the laws of California, as amended to date (the “Agreement”) is hereby amended by the addition of the provisions set forth in this Agreement (the “Addendum”), which is made this 20th day of September 2004.

WITNESSETH:

     WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets;

     WHEREAS, the Trust currently consists of twenty series designated as the PF Portfolio Optimization Model A, PF Portfolio Optimization Model B, PF Portfolio Optimization Model C, PF Portfolio Optimization Model D, PF Portfolio Optimization Model E PF AIM Blue Chip Fund, PF AIM Aggressive Growth Fund, PF Goldman Sachs Short Duration Bond Fund, PF INVESCO Health Sciences Fund, PF INVESCO Technology Fund, PF Janus Growth LT Fund, PF Lazard International Value Fund, PF MFS Global Growth Fund, PF PIMCO Inflation Managed Fund, PF PIMCO Managed Bond Fund, PF Pacific Life Money Market Fund, PF Putnam Equity Income Fund, PF Salomon Brothers Large-Cap Value Fund, PF Van Kampen Comstock Fund, and PF Van Kampen Mid-Cap Growth Fund;

     WHEREAS, the Trust intends to delete, effective the close of business on December 31, 2004, two series, the PF INVESCO Health Sciences Fund and PF INVESCO Technology Fund;

     WHEREAS, the Trust intends to establish, effective December 31, 2004, two additional series to be designated as the PF Lazard Mid-Cap Value Fund and PF Van Kampen Real Estate Fund, respectively, (together, the “New Funds”);

     WHEREAS, the Trust desires to appoint the Adviser as investment adviser to each of the New Funds;

     NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

1.	In addition to its responsibilities as specified in the Agreement, the Trust hereby appoints the Adviser to act as investment adviser with respect to each of the New Funds, which in addition to all other series previously established, shall each be deemed one of the series under the Agreement.

2.	Schedule A, governing applicable compensation under Section 9(a) of the Agreement, is hereby replaced with Schedule A attached hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the date written above.

PACIFIC FUNDS

By:	/s/ Glenn S. Schafer

Name: Glenn S. Schafer

Title: President

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Glenn S. Schafer

Name: Glenn S. Schafer

Title: President

By:	/s/ Audrey L. Milfs

Name: Audrey L. Milfs

Title: Secretary

Appendix A

Fund	Annual Investment Advisory Fee
(as a percentage of average daily net assets)
PF AIM Blue Chip Fund	0.95%
PF AIM Aggressive Growth Fund	1.00%
PF Goldman Sachs Short Duration Bond Fund	0.60%
PF Janus Growth LT Fund	0.75%
PF Lazard Mid-Cap Value Fund	0.85%
PF Lazard International Value Fund	0.85%
PF MFS International Large-Cap Fund	1.05%
PF PIMCO Inflation Managed Fund	0.60%
PF PIMCO Managed Bond Fund	0.60%
PF Pacific Life Money Market Fund	0.40% of the first $250 million
0.35% of the next $250 million
0.30% on excess
PF Putnam Equity Income Fund	0.95%
PF Salomon Brothers Large-Cap Value Fund	0.85%
PF Van Kampen Comstock Fund	0.95%
PF Van Kampen Real Estate Fund	0.90%
PF Van Kampen Mid-Cap Growth Fund	0.90%
PF Portfolio Optimization Model A	0.00%
PF Portfolio Optimization Model B	0.00%
PF Portfolio Optimization Model C	0.00%
PF Portfolio Optimization Model D	0.00%
PF Portfolio Optimization Model E	0.00%

3